As filed with the Securities and Exchange Commission on April 29, 2013.

Registration No. 333-185869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST PACTRUST BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	6021	04-3639825
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18500 Von Karman Ave., Suite 1100

Irvine, California 92612

(949) 236-5211

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John C. Grosvenor

Executive Vice President and General Counsel

First PacTrust Bancorp, Inc.

18500 Von Karman Ave., Suite 1100

Irvine, California 92612

(949) 236-5211

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	David R. Misch Chief Executive Officer The Private Bank of California 10100 Santa Monica Boulevard, Suite 2500 Los Angeles, California 90067 (310) 286-0710	Keith T. Holmes, Esq. King, Holmes, Paterno & Berliner 1900 Avenue of the Stars 25th Floor Los Angeles, California 90067 (310) 282-8989

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(2)(4)
Common Stock, par value $0.01	2,150,000	N/A	$23,185,174	$3,162

(1)	The maximum number of shares of First PacTrust Bancorp, Inc. (“First PacTrust”) common stock estimated to be issuable upon completion of the merger of First PacTrust and The Private Bank of California (“PBOC”), as described herein. This number is based on (A) 2,083,333 shares of First PacTrust common stock issuable in exchange for all shares of PBOC common stock issued and outstanding immediately prior to the completion of the merger and (B) the number of shares of PBOC common stock reserved for issuance under various plans as of April 2, 2013 and not subject to the PBOC option cancellation agreements (as described herein), which shall be converted into options to purchase First PacTrust common shares, in each case pursuant to the terms of the Agreement and Plan of Merger, dated as of August 21, 2012, by and between First PacTrust and PBOC and attached to the proxy statement/prospectus as Annex A.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based on a rate of $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of PBOC common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (i) $12.25, the average of the high and low prices per share of PBOC common stock as reported on the OTC Bulletin Board on April 29, 2013 and (ii) 3,924,301 the estimated maximum number of shares of PBOC common stock that may be exchanged for the merger consideration, including shares reserved for issuance under various equity plans, minus (B) $24,887,513, the estimated aggregate amount of cash to be paid by the registrant in the merger.
(4)	$3,225 was previously paid in connection with the filing of the initial Form S-4.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

First PacTrust Bancorp, Inc. is filing this Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-4 (Registration No. 333-185869) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 5.1 previously filed with the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibit 5.1. The proxy statement/prospectus contained in the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit in money, property or services; or (2) to the extent that a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Registrant’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law. Additionally, the Registrant has entered into indemnification agreements with certain officers and directors of the Registrant (each an “Indemnitee”). Among other things, the indemnification agreements generally require the Registrant to indemnify and hold an Indemnitee harmless to the maximum extent permitted by the Maryland General Corporation Law for liabilities arising out of the Indemnitee’s service to the Registrant or another entity for which the Indemnitee is or was serving at the request of the Registrant. The indemnification agreements further provide that, subject to the terms set forth therein, the Registrant will indemnify the applicable director and/or officer for any and all expenses that he or she becomes legally obligated to pay because of any claims made against or by the director and/or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, and whether formal or informal (including an action by or in the right of the Registrant), to which he or she is, was or at any time becomes a party or a participant, including as a witness or otherwise, or is threatened to be made a party or participant, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or other agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including a subsidiary of the Registrant. The indemnification agreements also require the Registrant to advance expenses prior to the final adjudication of any such proceeding and provide for certain presumptions and procedures applicable to a determination of a director and/or officer’s right to receive indemnification and advancement of expenses. The Registrant is also obligated to contribute to certain amounts incurred by the director and/or officer if the indemnification provided for under the indemnification agreements is not available for any reason.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and between First PacTrust Bancorp, Inc. and The Private Bank of California (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)

3.2	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on November 21, 2008, and incorporated herein by reference)

3.3	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K/A, filed on November 16, 2010, and incorporated herein by reference)

3.4	Articles of Amendment to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on March 4, 2011, and incorporated herein by reference)

3.5	Articles of Amendment to Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on May 12, 2011, and incorporated herein by reference)

3.6	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on August 30, 2011, and incorporated herein by reference)

3.7	Bylaws of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on July 5, 2012, and incorporated herein by reference)

4.1	Form of Stock Certificate of First PacTrust Bancorp, Inc. (filed as Exhibit 4.0 to First PacTrust’s Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)

5.1	Opinion of Silver, Freedman & Taff, L.L.P. regarding the validity of the securities to be issued

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters†

10.1	Form of Voting and Support Agreements dated August 21, 2012, between First PacTrust Bancorp, Inc. and certain directors, officers and shareholders of The Private Bank of California (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)

Exhibit No.	Description
10.2	Employment Agreement, dated August 21, 2012, by and between David R. Misch and First PacTrust Bancorp, Inc.†

10.3	Letter Agreement, dated August 21, 2012, by and among Nick Zappia, The Private Bank of California and First PacTrust Bancorp, Inc.†

10.4	Letter Agreement, dated August 21, 2012, by and among Richard A. Smith, The Private Bank of California and First PacTrust Bancorp, Inc.†

10.5	Change in Control and Severance Agreement, dated January 3, 2012, by and between The Private Bank of California and Joyce N. Kaneda, and First Amendment thereto, dated February 5, 2013†

10.6	Change in Control and Severance Agreement, dated April 2, 2012, by and between The Private Bank of California and Suzanne Dondanville, and First Amendment thereto, dated February 4, 2013†

10.7	Voting and Support Agreement dated August 21, 2012 between First PacTrust Bancorp, Inc. and Richard M. Pachulski.†

21.1	List of Subsidiaries of First PacTrust Bancorp, Inc. (filed as Exhibit 21.0 to First PacTrust’s Annual Report on Form 10-K, filed on March 28, 2013, and incorporated herein by reference)

23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.3	Consent of Crowe Horwath LLP (with respect to First PacTrust Bancorp, Inc.)†

23.4	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Beach Business Bank and The Private Bank of California)†

23.5	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP (with respect to Gateway Bancorp)†

23.6	Consent of KPMG LLP (with respect to First PacTrust Bancorp, Inc.)†

23.7	Consent of McGladrey LLP (with respect to The Private Bank of California)†

24.1	Power of Attorney†

99.1	Consent of Milestone Advisors, LLC†

99.2	Form of proxy of The Private Bank of California†

†	Previously filed

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That each prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on April 29, 2013.

FIRST PACTRUST BANCORP, INC.

By:	/s/ Steven A. Sugarman
Name: Steven A. Sugarman
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2013.

Signature	Title

/s/ Steven A. Sugarman Steven A. Sugarman	Chief Executive Officer (Principal Executive Officer)

* Ronald J. Nicolas, Jr.	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

* Lonny D. Robinson	Executive Vice President (Principal Accounting Officer)

* Chad T. Brownstein	Director

* Timothy R. Chrisman	Director

* Robb Evans	Director

* Jeffrey Karish	Director

* Alvin L. Majors	Director

* Jeffrey T. Seabold	Director

Jonah Schnel	Director

*By:	/s/ Steven A. Sugarman
Steven A. Sugarman Attorney-in-Fact April 29, 2013

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and between First PacTrust Bancorp, Inc. and The Private Bank of California (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)

3.2	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on November 21, 2008, and incorporated herein by reference)

3.3	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K/A, filed on November 16, 2010, and incorporated herein by reference)

3.4	Articles of Amendment to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on March 4, 2011, and incorporated herein by reference)

3.5	Articles of Amendment to Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on May 12, 2011, and incorporated herein by reference)

3.6	Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on August 30, 2011, and incorporated herein by reference)

3.7	Bylaws of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust’s Current Report on Form 8-K, filed on July 5, 2012, and incorporated herein by reference)

4.1	Form of Stock Certificate of First PacTrust Bancorp, Inc. (filed as Exhibit 4.0 to First PacTrust’s Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)

5.1	Opinion of Silver, Freedman & Taff, L.L.P. regarding the validity of the securities to be issued

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters†

10.1	Form of Voting and Support Agreements dated August 21, 2012, between First PacTrust Bancorp, Inc. and certain directors, officers and shareholders of The Private Bank of California (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)

10.2	Employment Agreement, dated August 21, 2012, by and between David R. Misch and First PacTrust Bancorp, Inc.†

10.3	Letter Agreement, dated August 21, 2012, by and among Nick Zappia, The Private Bank of California and First PacTrust Bancorp, Inc.†

10.4	Letter Agreement, dated August 21, 2012, by and among Richard A. Smith, The Private Bank of California and First PacTrust Bancorp, Inc.†

10.5	Change in Control and Severance Agreement, dated January 3, 2012, by and between The Private Bank of California and Joyce N. Kaneda, and First Amendment thereto, dated February 5, 2013†

10.6	Change in Control and Severance Agreement, dated April 2, 2012, by and between The Private Bank of California and Suzanne Dondanville, and First Amendment thereto dated February 4, 2013†

Exhibit No.	Description
10.7	Voting and Support Agreement dated August 21, 2012 between First PacTrust Bancorp, Inc. and Richard M. Pachulski.†

21.1	List of Subsidiaries of First PacTrust Bancorp, Inc. (filed as Exhibit 21.0 to First PacTrust’s Annual Report on Form 10-K, filed on March 28, 2013, and incorporated herein by reference)

23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.3	Consent of Crowe Horwath LLP (with respect to First PacTrust Bancorp, Inc.)†

23.4	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Beach Business Bank and The Private Bank of California)†

23.5	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP (with respect to Gateway Bancorp)†

23.6	Consent of KPMG LLP (with respect to First PacTrust Bancorp, Inc.)†

23.7	Consent of McGladrey LLP (with respect to The Private Bank of California)†

24.1	Power of Attorney†

99.1	Consent of Milestone Advisors, LLC†

99.2	Form of proxy of The Private Bank of California†

†	Previously filed